EXHIBIT 99.1

ADTRAN, Inc. Reports Earnings for the Fourth Quarter 2018 and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala. -- (BUSINESS WIRE) -- January 23, 2019 -- ADTRAN, Inc. (NASDAQ:ADTN) reported results for the fourth quarter 2018. For the quarter, sales were $140.1 million compared to $126.8 million for the fourth quarter of 2017. Net loss was $8.4 million compared to a net loss of $11.1 million for the fourth quarter of 2017. Earnings per share were a loss of $0.18 compared to a loss of $0.23 for the fourth quarter of 2017. Non-GAAP earnings per share were a loss of $0.12 compared to earnings of $0.05 for the fourth quarter of 2017. Net loss and GAAP and non-GAAP earnings per share for the fourth quarter 2018 reflect the effect of a loss in other income of $6.8 million, which resulted primarily from the impact of unrealized losses in our equity investment portfolio arising from U.S. equity market volatility during the quarter.  Non-GAAP earnings per share exclude stock-based compensation expense, acquisition related amortizations and other expenses, restructuring expenses, gain on bargain purchase of a business and the impact of the Tax Cuts and Jobs Act in 2017. The reconciliation between GAAP earnings per share and non-GAAP earnings per share is in the table provided.

ADTRAN Chairman and Chief Executive Officer Tom Stanton stated, “Operating results for the final quarter of 2018 came in largely as expected with strong international revenue growth and an increase in U.S. tier 1 sales allowing the company to offset its normal sequential seasonal trend.  International revenue contributed 46.6% of the total with strong contributions from the Asia-Pacific and LATAM regions.  Our customer engagements increased, centering around our comprehensive portfolio of software-defined access, 10G solutions and G.fast products.  During the quarter, we also acquired SmartRG, a leading provider of open-source connected home platforms and cloud services, whose software approach to delivering both hardware-based and virtualized solutions will enable us to extend the value of our open, programmable and web scalable Mosaic Cloud platform. Looking forward, we believe that ADTRAN is well positioned to leverage our customer, geographic and product diversity momentum as service providers look to accelerate service velocity and scale networks in size, scope and service capabilities.”

The Company also announced that its Board of Directors declared a cash dividend for the fourth quarter of 2018. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on February 7, 2019. The ex-dividend date is February 6, 2019, and the payment date is February 21, 2019.

The Company confirmed that it will hold a conference call to discuss its fourth quarter results Thursday, January 24, 2019, at 9:30 a.m. Central Time. ADTRAN will webcast this conference call. To listen, simply visit the Investor Relations site at www.investors.adtran.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site approximately 24 hours following the call and will remain available for at least 12 months. For more information, visit www.investors.adtran.com or via email at investor.relations@adtran.com.

At ADTRAN, we believe amazing things happen when people connect. From the cloud edge to the subscriber edge, we help communications service providers around the world manage and scale services that connect people, places and things to advance human progress. Whether rural or urban, domestic or international, telco or cable, enterprise or residential—ADTRAN solutions optimize existing technology infrastructures and create new, multi-gigabit platforms that leverage cloud economics, data analytics, machine learning and open ecosystems—the future of global networking. Find more at ADTRAN, LinkedIn and Twitter.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2017. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$105,504	$86,433
Short-term investments	3,246	16,129
Accounts receivable, net	99,385	144,150
Other receivables	36,699	26,578
Inventory, net	99,848	122,542
Prepaid expenses and other current assets	10,744	17,282
Total Current Assets	355,426	413,114

Property, plant and equipment, net	80,635	85,079
Other non-current assets (1)	83,144	40,645
Long-term investments	108,822	130,256
Total Assets	$628,027	$669,094

Liabilities and Stockholders' Equity
Accounts payable	$61,054	$60,632
Unearned revenue	17,940	13,070
Accrued expenses	11,746	13,232
Accrued wages and benefits	14,752	15,948
Income tax payable, net	12,518	3,936
Total Current Liabilities	118,010	106,818

Non-current unearned revenue	5,296	4,556
Other non-current liabilities	33,842	34,209
Bonds payable	24,600	25,600
Total Liabilities	181,748	171,183

Stockholders' Equity	446,279	497,911

Total Liabilities and Stockholders' Equity	$628,027	$669,094

(1) Other non-current assets includes certain identifiable intangible assets as a result of the preliminary purchase accounting for the acquisition of SmartRG Inc, net deferred tax assets, goodwill and other non-current assets. The purchase accounting is still considered preliminary pending management’s final assessment of fair values and therefore is subject to further adjustments. The final valuation is expected to result in goodwill equal to the excess of the purchase price over the identifiable intangible assets.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sales
Products	$116,873	$95,789	$458,232	$540,396
Services	23,215	31,047	71,045	126,504
Total Sales	140,088	126,836	529,277	666,900
Cost of sales
Products	70,745	49,702	278,929	279,563
Services	13,955	18,325	46,783	83,702
Total Cost of Sales	84,700	68,027	325,712	363,265
Gross Profit	55,388	58,809	203,565	303,635
Selling, general and administrative expenses	28,079	31,412	124,440	135,583
Research and development expenses	31,092	31,550	124,547	130,666
Operating Income (Loss)	(3,783)	(4,153)	(45,422)	37,386
Interest and dividend income	1,422	1,523	4,026	4,380
Interest expense	(135)	(139)	(533)	(556)
Net investment gain (loss)	(9,450)	1,816	(4,050)	4,685
Other income (expense), net	1,359	219	1,286	(1,208)
Gain on bargain purchase of a business	—	—	11,322	—
Income (Loss) before provision for income taxes	(10,587)	(734)	(33,371)	44,687
(Provision) benefit for income taxes	2,140	(10,376)	14,029	(20,847)
Net Income (Loss)	$(8,447)	$(11,110)	$(19,342)	$23,840

Weighted average shares outstanding – basic	47,730	48,280	47,880	48,153
Weighted average shares outstanding – diluted	47,730	48,280	47,880	48,699	(1)

Earnings (loss) per common share – basic	$(0.18)	$(0.23)	$(0.40)	$0.50
Earnings (loss) per common share – diluted	$(0.18)	$(0.23)	$(0.40)	$0.49	(1)

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net Income (Loss)	$(8,447)	$(11,110)	$(19,342)	$23,840
Other Comprehensive Income (Loss), net of tax
Net unrealized gains (losses) on available-for-sale securities	210	(349)	(3,130)	2,163
Net unrealized gains on cash flow hedges	—	196	—	—
Defined benefit plan adjustments	(3,859)	517	(3,755)	731
Foreign currency translation	(1,203)	597	(4,236)	5,999
Other Comprehensive Income (Loss), net of tax	(4,852)	961	(11,121)	8,893
Comprehensive Income (Loss), net of tax	$(13,299)	$(10,149)	$(30,463)	$32,733

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Twelve Months Ended
	December 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$(19,342)	$23,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,891	15,692
Amortization of net premium (discount) on available-for-sale investments	(50)	425
Net unrealized (gain) loss on long-term investments	4,050	(4,685)
Net (gain) loss on disposal of property, plant and equipment	67	(145)
Gain on bargain purchase of a business	(11,322)	—
Stock-based compensation expense	7,155	7,433
Deferred income taxes	(17,257)	14,073
Change in operating assets and liabilities:
Accounts receivable, net	49,200	(49,103)
Other receivables	(8,522)	(10,222)
Inventory	24,192	(15,518)
Prepaid expenses and other assets	10,727	(4,830)
Accounts payable	(2,669)	(17,742)
Accrued expenses and other liabilities	(3,226)	(5,455)
Income taxes payable	7,690	3,858
Net cash provided by (used in) operating activities	56,584	(42,379)

Cash flows from investing activities
Purchases of property, plant and equipment	(8,110)	(14,720)
Proceeds from disposals of property, plant and equipment	—	151
Proceeds from sales and maturities of available-for-sale investments	153,649	173,752
Purchases of available-for-sale investments	(123,209)	(93,141)
Acquisition of business	(23,275)	—
Net cash provided by (used in) investing activities	(945)	66,042

Cash flows from financing activities
Proceeds from stock option exercises	1,483	13,412
Purchases of treasury stock	(15,532)	(17,348)
Dividend payments	(17,267)	(17,368)
Payments on long-term debt	(1,000)	(1,100)
Net cash used in financing activities	(32,316)	(22,404)

Net increase in cash and cash equivalents	23,323	1,259
Effect of exchange rate changes	(4,252)	5,279
Cash and cash equivalents, beginning of year	86,433	79,895

Cash and cash equivalents, end of year	$105,504	$86,433

Supplemental disclosure of non-cash investing activities
Purchases of property, plant and equipment included in accounts payable	$62	$408

Supplemental Information

Restructuring Expenses

(Unaudited)

(In thousands)

Restructuring expense was recorded in the following Consolidated Statements of Income categories for three and twelve months ended December 31, 2018 and 2017:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Restructuring expense included in cost of sales	$—	$—	$2,761	$—

Selling, general and administrative expense	25	59	2,686	152
Research and development expense	—	—	1,814	122
Restructuring expense included in operating expenses	25	59	4,500	274

Total restructuring expense	25	59	7,261	274
Provision for income taxes	(6)	(23)	(1,888)	(107)

Total restructuring expense, net of tax	$19	$36	$5,373	$167

Supplemental Information

Acquisition Related Expenses, Amortizations and Adjustments

(Unaudited)

(In thousands)

On August 4, 2011, we closed on the acquisition of Bluesocket, Inc., on May 4, 2012, we closed on the acquisition of the Nokia Siemens Networks Broadband Access business (NSN BBA), on September 13, 2016, we closed on the acquisition of CommScope’s active fiber business (CommScope), on March 19, 2018, we closed on the acquisition of Sumitomo Electric Lightwave Corp.’s North American EPON business (Sumitomo), and on November 30, 2018, we closed on the acquisition of SmartRG Inc. (SmartRG). Acquisition related expenses, amortizations and adjustments for the three and twelve months ended December 31, 2018 and 2017 for all five transactions are as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Bluesocket, Inc. acquisition
Amortization of acquired intangible assets	$—	$158	$369	$632

NSN BBA acquisition
Amortization of acquired intangible assets	85	95	355	527
Amortization of other purchase accounting adjustments	2	—	3	39
Subtotal - NSN BBA acquisition	87	95	358	566

CommScope acquisition
Amortization of acquired intangible assets	110	219	483	1,732
Amortization of other purchase accounting adjustments	3	3	4	88
Acquisition related professional fees, travel and other expenses	—	—	—	8
Subtotal - CommScope acquisition	113	222	487	1,828

Sumitomo acquisition
Amortization of acquired intangible assets	663	—	2,097	—
Amortization of other purchase accounting adjustments	7	—	86	—
Acquisition related professional fees, travel and other expenses	(1)	—	123	—
Subtotal - Sumitomo acquisition	669	—	2,306	—

SmartRG acquisition
Amortization of acquired intangible assets	150	—	150	—
Amortization of other purchase accounting adjustments	181	—	181	—
Acquisition related professional fees, travel and other expenses	233	—	233	—
Subtotal - SmartRG acquisition	564	—	564	—

Total acquisition related expenses, amortizations and adjustments	1,433	475	4,084	3,026
Provision for income taxes	(378)	(178)	(1,080)	(1,135)
Total acquisition related expenses, amortizations and adjustments, net of tax	$1,055	$297	$3,004	$1,891

The acquisition related expenses, amortizations and adjustments above were recorded in the following Consolidated Statements of Income categories for the three and twelve months ended December 31, 2018 and 2017:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Cost of goods sold	$542	$2	$1,381	$88

Selling, general and administrative expenses	583	51	1,457	215
Research and development expenses	308	422	1,246	2,723
Total acquisition related expenses, amortizations and adjustments included in operating expenses	891	473	2,703	2,938

Total acquisition related expenses, amortizations and adjustments	1,433	475	4,084	3,026
Provision for income taxes	(378)	(178)	(1,080)	(1,135)
Total acquisition related expenses, amortizations and adjustments, net of tax	$1,055	$297	$3,004	$1,891

Supplemental Information

Stock-based Compensation Expense

(Unaudited)

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Stock-based compensation expense included in cost of sales	$120	$98	$418	$379

Selling, general and administrative expense	1,065	1,045	3,989	4,063
Research and development expense	727	717	2,748	2,991
Stock-based compensation expense included in operating expenses	1,792	1,762	6,737	7,054

Total stock-based compensation expense	1,912	1,860	7,155	7,433
Tax benefit for expense associated with non-qualified options, PSUs, RSUs and restricted stock	(416)	(484)	(1,432)	(1,699)

Total stock-based compensation expense, net of tax	$1,496	$1,376	$5,723	$5,734

Reconciliation of GAAP earnings (loss) per share, diluted, to

Non-GAAP earnings (loss) per common share, diluted

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

GAAP earnings (loss) per common share - diluted	$(0.18)	$(0.23)	$(0.40)	$0.49

Restructuring expense	—	—	0.11	—
Acquisition related expenses, amortizations and adjustments	0.02	0.01	0.06	0.04
Stock-based compensation expense	0.03	0.03	0.12	0.12
Impact of the Tax Cuts and Jobs Act	—	0.24	—	0.24
Gain on bargain purchase of a business	—	—	(0.24)	—

Non-GAAP earnings (loss) per common share - diluted (1)	$(0.12)	$0.05	$(0.35)	$0.89

(1) Table may not foot due to rounding